Exhibit 12


        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 FOR THE YEAR ENDED DECEMBER 31
                  (in millions, except ratios)

                                                       1996       1995      1994      1993      1992
                                                       ----       ----      ----      ----      ----
Earnings:
 Income before taxes on income, and before
  extraordinary loss and accounting changes          $1,081.7   $1,470.2    $822.5    $191.1    $298.6
 Minority interests' share of earnings of
  majority-owned subsidiaries
  without fixed charges                                   4.1        2.0       -        (5.9)     (5.7)
 Less equity (earnings) losses                          (29.6)     (59.5)      (.3)     13.0      12.2
 Fixed charges added to net  income                     170.7      150.7     138.4     110.1     133.5
 Proportionate share of income (loss)
  of 50%-owned persons                                   25.3       58.2       1.9     (11.5)    (11.2)
 Distributed income of less than 50%-
  owned persons                                           -          -         -         -         -
 Amortization of capitalized interest:
  Consolidated                                           21.9       23.1      25.5      20.6      20.0
  Proportionate share of 50%-owned persons                1.2         .8       1.2        .8       1.0
                                                      -------    -------     -----     -----     -----

    Total earnings                                   $1,275.3   $1,645.5    $989.2    $318.2    $448.4
                                                      =======    =======     =====     =====     =====


Fixed Charges:
 Interest expense:
  Consolidated                                         $133.7     $119.8    $106.7    $ 87.8    $105.4
  Proportionate share of 50%-owned person                 4.9        6.7       7.4       5.5       7.0
                                                        -----      -----     -----     -----     -----

                                                        138.6      126.5     114.1      93.3     112.4
                                                        -----      -----     -----     -----     -----

Amount representative of the interest
factor in rents:
  Consolidated                                           31.8       24.0      23.9      16.4      20.7
  Proportionate share of 50%-owned persons
                                                           .3         .2        .4        .4        .4
                                                        -----      -----     -----     -----     -----
                                                         32.1       24.2      24.3      16.8      21.1
                                                        -----      -----     -----     -----     -----

Fixed charges added to earnings                         170.7      150.7     138.4     110.1     133.5
                                                        -----      -----     -----     -----     -----

Interest capitalized:
  Consolidated                                            5.3        1.9       1.5       3.5      11.1
  Proportionate share of 50%-owned persons                -          -         -         -         -
                                                        -----      -----     -----     -----     -----

                                                          5.3        1.9       1.5       3.5      11.1
                                                        -----      -----     -----     -----     -----

Preferred stock dividend requirements                     -          4.9      13.1      29.6      62.4
of majority-owned subsidiaries                          -----      -----     -----     -----     -----


    Total fixed charges                                $176.0     $157.5    $153.0    $143.2    $207.0
                                                        =====      =====     =====     =====     =====
Ratio of earnings to fixed charges                       7.25      10.45      6.47      2.22      2.17
                                                         ====      =====      ====      ====      ====